UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  10/03/2007

RASER TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-32661

DELAWARE	87-0638510
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

5152 North Edgewood Drive, Suite 375
Provo, Utah 84604
(Address of principal executive offices, including zip code)

(801) 765-1200
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.    Entry into a Material Definitive Agreement

On September 27, 2007, Raser Technologies, Inc., a Delaware corporation (the Company), and the members of GeoLectric Power Company NM, LLC (GeoLectric), entered into a letter agreement (the Letter Agreement), providing for the purchase by the Company of GeoLectric and its wholly-owned subsidiary, Lightening Dock Geothermal, Inc. (the Purchase). The transaction is subject to completion of due diligence by the Company and approval by its Board of Directors. GeoLetric has no other material assets or operations other than an existing 7,000 foot geothermal well with an established production history at temperatures and flow rates believed to be suited for power generation. The geothermal well exhibits temperatures in excess of 300 degrees Fahrenheit with substantial flows at depths of 1,500 to 2,000 feet. The Purchase also includes both geothermal and surface access on related properties.
Under the terms of the Purchase and upon execution of the Letter Agreement, the Company agreed to make an initial cash deposit of $500,000. The Letter Agreement provides for a payment to GeoLectric of another $1,500,000 no later than October 31, 2007. The parties also agreed to move expeditiously towards the closing of the transaction through the negotiation of a purchase and sale agreement. The Company expects to complete the transaction during the fourth quarter of 2007.

The Letter Agreement also provides for payments to GeoLectric of (a) $750,000 upon the earlier of December 15, 2007 or the completion of certain conditions with respect to the geothermal well, (b) $1,000,000 upon the earlier of December 31, 2007 or the execution of a power purchase agreement or other mutually acceptable event, and (c) $950,000 upon the earlier of December 31, 2008 or the commercial operation date of a facility on GeoLectric's property.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RASER TECHNOLOGIES, INC.

Date: October 03, 2007	By:	/s/ Brent M. Cook
Brent M. Cook
Chief Executive Officer